EXHIBIT 99.1

99 Wood Avenue South, Suite 311	FOR IMMEDIATE RELEASE

Iselin, NJ 08830

www.pharmoscorp.com

PHARMOS ISSUES LETTER TO SHAREHOLDERS

ISELIN, N.J., September 10, 2007  —  Pharmos Corporation (Nasdaq: PARS) announced today it has issued the below Letter to Shareholders as part of its proxy materials for its annual meeting scheduled for October 24, 2007. Pharmos is among the first corporate issuers able to take advantage of the recently enacted SEC “Notice and Access Rule,” which allows companies to post proxy materials on the internet rather than mailing them to shareholders, thereby significantly reducing printing and mailing costs of proxy materials. In an effort to ensure shareholders are aware of the Letter and the important messages it contains, the Letter is also herewith being issued in the form of a press release.

Dear Pharmos Shareholder:

This past year is best characterized as a period of significant transformation for Pharmos. In October 2006, we completed the acquisition of Vela Pharmaceuticals, Inc., thereby enhancing our product portfolio with a number of potential medications that strategically align with our existing therapeutic focus on nervous system and autoimmune disorders. More recently, we implemented a restructuring and cost reduction initiative designed to enable continued progress in our highly innovative cannabinoid 2 (CB2) receptor discovery program while better managing cash resources. Our Board and management team has also been transformed in the past year: a new Chief Executive Officer and new Chief Financial Officer are in place, and several well-known, experienced and successful biotech investors have joined our Board of Directors. As a result of these changes, today Pharmos is a fundamentally stronger company with the framework to build shareholder value.

Through the Vela acquisition, we obtained several pipeline assets that were either in, or ready to start, clinical trials. The lead drug, dextofisopam, is being developed as a treatment for irritable bowel syndrome (IBS), which remains a dramatically underserved treatment market in the U.S. and abroad. In June 2007, we commenced a Phase 2b study of dextofisopam, which is expected to enroll approximately 480 female patients with diarrhea-predominant or alternating IBS. The new study follows a successful Phase 2a study in 141 IBS patients in which dextofisopam demonstrated a statistically significant improvement over placebo on the primary endpoint of adequate overall relief. Affecting 10-15% of US adults, IBS is a large market with significant direct and indirect costs, and limited treatment options. We are enthusiastic about the opportunity dextofisopam presents to deliver a new medication to the IBS patient segment, since it involves a totally new mechanism of action in this space and may offer a safer and more balanced treatment than is currently available.

The Phase 2 study of our proprietary NanoEmulsion (NE) drug delivery technology formulated with 3% diclofenac in patients with osteoarthritic knee pain continues to recruit patients at the anticipated pace. We plan to enroll 126 patients in the study with data expected by the middle of 2008. Strategically, the NE program broadens our development pipeline and carries with it a reduced technical risk for products having significant market potential. Osteoarthritis affects roughly 12% of U.S. adults, many of whom do not receive pharmacological treatment due to side effects associated with the commonly used oral medicines. Diclofenac is an approved and widely used generic non-steroidal anti-inflammatory drug (NSAID). However, oral administration of NSAIDs results in higher systemic drug exposure, which may lead to serious adverse effects as compared to topical application.

Our expertise continues to grow in our core proprietary technology platform, the discovery and development of synthetic cannabinoid compounds as treatments for pain, inflammation and autoimmune disorders. Of particular pride is our proficiency with CB2 receptor-selective agonists, an exciting and growing area of research as measured by the mounting number of peer-reviewed publications over recent years. During the past year we tested an intravenous formulation of the CB2-selective agonist cannabinor in two exploratory

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human pain studies. Although we were disappointed with the overall results, we are encouraged that analgesic signals were observed in both studies and that the compound was well-tolerated with no serious adverse effects. Even so, we decided to redirect resources from cannabinor to newer CB2-selective compounds that have shown greater promise as potential pharmaceutical treatments for a number of therapeutic indications in preclinical testing. In particular, the recently identified potential product PRS-639,058, a CB2-selective agonist, has demonstrated promising preclinical data in neuropathic pain.

These exciting programs will require a fair amount of investment before we can realize their full value. To that end, management is considering a number of options. These include ongoing discussions with pharmaceutical companies about the possibility of licensing, co-development and R&D partnerships. As one might expect, we also continuously evaluate various methods of raising funds. Our goal is to be prepared to take the necessary steps to enable increased shareholder value as acceptable possibilities become available.

Additionally, in order to more efficiently deploy our resources in CB2-selective discovery and development, in August 2007 we restructured operations such that we will now outsource certain non-core development functions formerly conducted in-house at our Rehovot, Israel facility. Approximately 70% of the employees who were downsized were offered employment by a local Israel-based company that will employ them in the same development services that they undertook at Pharmos. These functions will be available for Pharmos’ use at a reduced price compared to the standard market rate, on an as-needed basis.

In October 2006, as a result of the Vela acquisition, we welcomed three highly qualified and prominent former Vela directors to our Board – Srinivas Akkaraju, M.D., Ph.D., designee of JP Morgan Partners/Panorama Capital, Anthony Evnin, Ph.D., designee of Venrock Associates, and Charles Newhall, III, designee of New Enterprise Associates, Inc. – and our shareholder base expanded to include three life science venture capital firms. JP Morgan Partners, New Enterprise Associates, Venrock Associates and their respective affiliates are among the premier venture capital firms in the life sciences industry with a wealth of scientific, clinical, commercial and financial experience and substantial pools of investment capital. Also appointed to the Pharmos Board was Lloyd I. Miller, III, a significant Pharmos shareholder whose voting support of the Vela acquisition ensured its successful close. As we welcomed these new members, we said a fond farewell to two resigning Pharmos Board members, Dr. Lawrence Marshall and Dr. Georges Anthony Marcel, whose contributions and dedication to the Pharmos Board are hugely appreciated.

The transformation of our management team began in November 2005, with the naming of Alan L. Rubino as President & Chief Operating Officer. Since then, Colin Neill joined the Company in October 2006 as Chief Financial Officer and Elkan R. Gamzu, Ph.D., who has been a director of Pharmos since 2000, was appointed in March 2007 as Chief Executive Officer. The combined experience of these executives, all of whom are seasoned professionals from the biotech/pharmaceutical industry, translates into a first-rate management team. We also wish to express our very sincere appreciation to Dr. Haim Aviv, the founder of Pharmos, who retired from his position as Chief Executive Officer in March 2007 after nearly 20 years of dedicated service to the Company. We wish him all the best in his retirement. Dr. Aviv remains a director of the Board of Pharmos.

As management, we are aware that at the time of this writing, our stock price is disappointingly low and not reflective of the underlying value in our assets. As fellow shareholders, we will do our utmost to unlock the value in the Pharmos pipeline by delivering meaningful clinical data, leveraging our R&D expertise and communicating this with the investment community.

With the changes put into place over the past year, we feel confidently that Pharmos has been fundamentally repositioned for growth and creating shareholder value, and we are excited to be with you on this journey. We thank our employees, partners and shareholders for your continued support and loyalty. We look forward to the year ahead, which we expect will be one of rebuilding through further developments and innovations in our clinical and preclinical programs.

Elkan R. Gamzu	Alan L. Rubino
Chief Executive Officer	President & Chief Operating Officer

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--End of Letter to Shareholders --

About Pharmos Corporation

Pharmos Corporation is a biopharmaceutical company that discovers and develops novel therapeutics to treat a range of diseases of the nervous system, including disorders of the brain-gut axis, with a focus on pain/inflammation and autoimmune disorders. The Company’s lead product, dextofisopam, is being studied in a Phase 2b clinical trial in patients with irritable bowel syndrome (IBS). Dextofisopam has completed a Phase 2a IBS study in which it demonstrated a statistically significant effect compared to placebo on the primary efficacy endpoint of adequate relief (n=141, p=0.033) and was very well tolerated. A second program in Phase 2a involves a clinical trial of our NanoEmulsion cream drug delivery system to deliver the NSAID diclofenac topically in patients suffering from osteoarthritic knee pain. The Company’s core proprietary technology platform focuses on discovery and development of synthetic cannabinoid compounds, especially CB2 receptor-selective (CB2-selective) agonists. PRS-639,058, the leading CB2-selective agonist, has demonstrated promising preclinical data in neuropathic pain. Various other CB2-selective compounds from Pharmos' pipeline are in preclinical studies targeting pain, multiple sclerosis, rheumatoid arthritis, inflammatory bowel disease and other disorders.

Safe Harbor Statement

Statements made in this press release related to the business outlook and future financial performance of Pharmos, to the prospective market penetration of its drug products, to the development and commercialization of its pipeline products and to its expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos' filings with the Securities and Exchange Commission could affect such results.

Contacts:

Pharmos U.S.:	Pharmos Israel:
S. Colin Neill, CFO	Alon Michal, General Mgr & VP Finance
(732) 452-9556	011-972-8-940-9679

Gale Smith, Investor Relations

(732) 452-9556

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